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                                                                   EXHIBIT 10.24

                         COPPER MOUNTAIN NETWORKS, INC.

                               FIRST AMENDMENT TO
                        FOUNDER STOCK PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO FOUNDER STOCK PURCHASE AGREEMENT, dated as of the 27th day of January 1999 (the "Agreement"), is an amendment to the previously executed Founder Stock Purchase Agreement dated as of the 11th day of March 1996, by and between COPPER MOUNTAIN NETWORKS, INC., a California corporation (the "Corporation"), and Mark J. Handzel (the "Purchaser").

                                    RECITALS

     WHEREAS, as of March 11, 1996, the Corporation issued, and the Purchaser acquired, stock of the Corporation on the terms and conditions set forth in the Founder Stock Purchase Agreement attached hereto as Exhibit A; and

     WHEREAS, the Corporation and the Purchaser desires to amend section 2(b) regarding the release of shares from the Corporation's Purchase Option (the "Purchase Option").

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1. Amendment of Section 2(b) of Founder Stock Purchase Agreement. Section 2(b) of the Agreement is hereby amended and restated to read as follows:

         (b) "One hundred percent (100%) of the Stock shall initially be subject to the Purchase Option. The Stock shall vest and be released from the Purchase Option on a monthly basis over four years measured from the Employment Start Date (as set forth below), until all the Stock is released from the Purchase Option. In the event Purchaser's service with the Company is involuntarily terminated at any time without Cause (as defined below) either at the time of or within twelve (12) months following the occurrence of an event specified in subsection 14(b) of the Company's 1996 Equity Incentive Plan (a "Change in Control"), other than a reincorporation merger, then upon such termination vesting of the Stock shall immediately be accelerated as to one-half of the unvested portion of the Stock and such shares shall be released from the Purchase Option. "Cause" means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct by Purchaser which, based upon a good faith and reasonable factual investigation and determination by the Board of Directors of the Company, demonstrates gross unfitness to serve, or (iv) the

                                       1.
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     material violation of any contract between Purchaser and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice to Purchaser thereof. Purchaser's physical or mental disability shall not constitute "Cause."

     In the event Purchaser voluntarily terminates his service with the Company for Good Reason (as defined below) either at the time of or within twelve
     (12) months following the occurrence of a Change in Control, then upon such termination vesting of the Stock shall immediately be accelerated as to one-half of the unvested portion of the Stock and such shares shall be released from the Purchase Option. "Good Reason" means (i) reduction of Purchaser's rate of compensation as in effect immediately prior to the occurrence of a Change in Control, (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which Purchaser is entitled to participate immediately prior to the occurrence of the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Purchaser's participation or reduce Purchaser's benefits under any of such plans, (iii) change in Purchaser's responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Purchaser, (iv) request that Purchaser relocate to a worksite that is more than thirty-five (35) miles from Purchaser's prior worksite, unless Purchaser accepts such relocation opportunity, (v) failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement, or (vi) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

     Notwithstanding, the foregoing, in the event all of the following occurs:
     (i) a Change in Control occurs prior to January 31, 2001; (ii) such potential acceleration of vesting and exercisability, describe above, would by themselves result in a contemplated Change in Control transaction that would otherwise be eligible to be accounted for as a "pooling of interests" accounting transaction to become ineligible for such account treatment; and
     (iii) the potential acquiror of the Company desires to account for such contemplated Change in Control as a "pooling of interests" transaction, then such acceleration shall not occur. Additionally, in the event that the restrictions upon acceleration provided for in the immediately preceding sentence by themselves would result in a contemplated transaction to become ineligible to be account for as a "pooling of interests" accounting transaction, then such restrictions shall be deemed inoperative. Accounting issues shall be determined by the Company's independent public accountants applying generally accepted accounting principles.

                                       2.
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     Your Employment Start Date is March 11, 1996."

     2. Counterparts. This First Amendment to Founder Stock Purchase Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Founder Stock Purchase Agreement as of the day and year first above written.

                            COPPER MOUNTAIN NETWORKS, INC.

                            /s/ RICHARD GILBERT
                            --------------------------------------------
                            Richard Gilbert

                            President and Chief Executive Officer
                            Address:  3931 Sorrento Valley Boulevard
                                      San Diego, California  92121


                            PURCHASER

                            /s/ MARK J. HANDZEL
                            --------------------------------------------
                            Mark J. Handzel

                            Address:
                                     -------------------
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ATTACHMENTS:

Exhibit A  --  Founder Stock Purchase Agreement


                                       3.
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                                   EXHIBIT A

                        FOUNDER STOCK PURCHASE AGREEMENT



                                       4.